Exhibit 10.2

EXHIBIT A
LONG-TERM INCENTIVE PROGRAM

1.
Establishment. A long-term incentive program (“LTIP”) is hereby established under the Spirit AeroSystems Holdings, Inc. Omnibus Incentive Plan (“OIP”), pursuant to Section 2.4 of the OIP. In addition to the generally applicable terms of the OIP, the following terms, conditions, and provisions will apply to Restricted Stock awarded to Participants as part of the LTIP. Capitalized terms not specifically defined in this Exhibit A will have the meanings set forth in the OIP.

2.
Awards of Restricted Stock. Awards of Restricted Stock to Participants as part of the LTIP will be made at such times, in such amounts, and subject to such terms, conditions, and restrictions as the Committee or the Board may determine, in its sole discretion, including, without limitation, designating such Awards as Performance Compensation Awards and setting Performance Goals. Specific awards of Restricted Stock as part of the LTIP may be made pursuant to a resolution adopted by the Committee or the Board, an individual agreement with a Participant (e.g., an employment agreement), or any other means that would represent an Award Agreement under the OIP.

Except as expressly provided in the OIP or an Award Agreement, upon Termination of a Participant following a grant of Restricted Shares and prior to satisfaction of all conditions and restrictions imposed with respect to those Restricted Shares, including, without limitation, completion of a time-based vesting schedule or satisfaction of all performance-based conditions, the unearned or nonvested Restricted Shares will be forfeited.

3.
Time-Based Vesting. Unless otherwise provided in an Award Agreement, Restricted Stock granted under the LTIP to a Participant will be substantially nonvested upon grant and will, in addition to any other conditions or restrictions that may apply (including, without limitation, Performance Goals), be subject to time-based vesting restrictions that will lapse only if and to the extent the Participant satisfies the following vesting schedule, unless a different schedule (including, without limitation, no time-based vesting schedule) is designated by the Committee or the Board in connection with the grant:

Years of Service After the Grant Date	Vested Percentage
Less than 1	0%
1 but less than 2	33%
2 but less than 3	66%
3 or more	100%
A Participant will be credited with a year of service after the Grant Date for each 12-month period after the Grant Date during which the Participant is continuously performing services (or deemed to be continuously performing services) for the Company or an Affiliate. However, the Committee may at any time, in its sole discretion, credit a Participant with additional service after the date Restricted Stock is granted to the Participant or otherwise accelerate vesting or remove restrictions with respect to Restricted Stock granted under the

Plan, if the Committee determines, in its sole discretion, it is in the best interests of the Company or other Service Recipient to do so.

4.
Performance Goals. In accordance with Article 10 of the OIP, the Board or Committee may set Performance Goals with respect to an award of Restricted Stock as part of the LTIP and otherwise designate such award of Restricted Stock as a Performance Compensation Award and set the performance-based terms and conditions of such Award.

5.
83(b) Elections. Although Restricted Stock granted under the LTIP may be subject to certain lapse restrictions and may be substantially nonvested upon grant, grants of such Shares are intended to constitute transfers of such Shares within the meaning of Code Section 83 upon grant. Accordingly, Participants receiving grants of Restricted Stock under the LTIP will be eligible to make an election under Code Section 83(b) with respect to Restricted Shares at the time such Shares are granted, subject to complying with all applicable requirements for making such an election, including, but not limited to, the requirement that such election be made within 30 days after the date of transfer.

6.
Change in Control. In the event of a Change in Control, each Participant who has been awarded Restricted Stock pursuant to the LTIP and who is employed on the date of the closing of the Change in Control or who was involuntarily terminated without Cause during the 90-day period ending on the date of the closing of the Change in Control will receive a cash award equal to the dollar value of the award of Restricted Stock that would have been made under the LTIP to such Participant in the ordinary course of business within the 12-month period following the date of the Change in Control (i.e., the current year’s award that typically would be granted the following May), based on the Participant’s annual base pay as in effect on the date of closing of the Change in Control (or the date of the Participant’s involuntary termination, if earlier). Payment of this cash award will be made as soon as administratively practicable on or after the date of the closing of the Change in Control, but in no event later than 2-1/2 months after the earlier of (i) the closing of the Change in Control; or (ii) the last day of the year in which the Participant’s employment terminates, if employment terminates prior to the closing of the Change in Control.

In addition, in the event of a Change in Control, vesting with respect to LTIP awards previously made will be accelerated in accordance with Section 13.1 of the OIP.
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